UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): January 18, 2005

ARGENTEX MINING CORPORATION
(Exact name of registrant as specified in charter)

Nevada	000-49995	71-0867623
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

1066 West Hastings Street, Suite 2000, Vancouver, BC V6E 3X2
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (604) 601-8336

Copies to:
Marc Ross, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement

On January 18, 2005, Argentex Mining Corporation (the “Company”) entered into an agreement with Connors Argentina S.A. (“Connors”) to provide diamond core drilling services (the “Agreement”). Pursuant to the Agreement, Connors agreed to drill 3,000 linear meters in approximately 15 holes on land owned by the Company at the Pinquino Project, located in the Santa Cruz Province, Argentina. Pursuant to the Agreement, Connors is expected to commence drilling in late January. Connors will be paid $5,000 to mobilize the equipment and manpower to the drilling site and $5,000 to demobilize the equipment from the drilling site. While at the drilling site, Connors will be paid rates for the drilling depending on the core size, depth of each hole drilled and angle at which the hole is drilled. The rates per meter drilled are as follows:

For coring in bedrock at angles from minus 90 to minus 45 degrees.

Core size	NQ	HQ-3
Depth interval

0 to 150 m.	$66.20	$68.20
150 to 300 m.	$68.30	$70.30

For piping and/or drilling in overburden at angles from minus 90 to minus 45 degrees.

Casing Size	NW	HW
Depth interval

0 to 10 m.	$77.30	$79.70

Labor provided by Connors is billed at a rate of $30 per man hour while drill rig time is billed at a rate of $90 per man hour. The Company also agreed to pay for certain additional services and equipment.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description

10.1	Diamong Core Drilling (Surface) Agreement, dated as of January 18, 2005, by and between the Company and Connors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARGENTEX MINING CORPORATION

Date: January 24, 2005	By:	/s/Ken Hicks

	Name:	Ken Hicks
	Title:	Vice President